EXHIBIT 99.1

Premier Exhibitions, Inc. Provides Update on Auction of Titanic Artifacts

ATLANTA, April 4, 2012 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI), a leading presenter of museum-quality touring exhibitions around the world, announced that due to the level of interest in its auction of the Titanic artifact collection and the late entry of additional potential bidders, the Company has extended the deadline for the submission of bids to 5 p.m. on Monday, April 9, 2012. As stated previously, the Company will announce additional information on April 11, 2012.

About RMS Titanic, Inc. -- a wholly owned subsidiary of Premier Exhibitions, Inc.

RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by a United States Federal Court in 1994 and has conducted seven research and recovery expeditions to Titanic recovering more than 5,500 artifacts. In the summer of 2010, RMS Titanic, Inc., conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the Ship for all time.

About Premier Exhibitions, Inc.

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a leading presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including "Titanic: The Artifact Exhibition", "BODIES ... The Exhibition" and "Dialog in the Dark". Additional information about Premier Exhibitions, Inc. is available at the Company's web site www.prxi.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions' most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Investor Contact:
         Samuel S. Weiser
         Interim Chief Executive Officer
         (404) 842-2600
         Sam.Weiser@prxi.com